Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated February 6, 2012, relating to the financial statements and financial statement schedules of Home Loan Servicing Solutions, Ltd. (a development stage enterprise) (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the development stage of the Company), incorporated by reference in the Prospectus included in Registration Statement No. 333-183407. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
September 6, 2012 Atlanta, Georgia